Exhibit (d)(6)

WILLIAMS CAPITAL MANAGEMENT, LLC

TO:	Williams Capital Management Trust
FROM:	DiAnne Calabrisotto
DATE:	December 3, 2013
RE:	Williams Capital Management Trust – Reimbursements and Waivers

___________________________________________________________________________

Williams Capital Management, LLC (“WCM”), as investment adviser to Williams Capital Management Trust, and its portfolio, Williams Capital U.S. Treasury Fund (the “Fund”), agrees to waive fees and/or reimburse the Fund for all expenses on an annual basis as shown in the table below, until March 1, 2015.

Fund Name/Class of Shares	Reimbursement	Expiration Date
Williams Capital U.S. Treasury Fund	All expenses in excess of 0.20%	March 1, 2015

This agreement may, at WCM’S option, continue after the date set forth above, but may be revised or eliminated at any time thereafter without notice. If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely yours,

Williams Capital Management, LLC

By:	/s/ DiAnne Calabrisotto
Its:	Vice President

Accepted and Agreed:

Williams Capital Management Trust, on behalf of the Fund named above

By:	/s/ DiAnne Calabrisotto
Its:	Vice President